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                      July 28, 2022

       Bruce Wacha
       Executive Vice President of Finance and Chief Financial Officer B&G Foods, Inc.
       Four Gatehall Drive
       Parsippany, New Jersey 07054

                                                        Re: B&G Foods, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 1, 2022
                                                            Filed March 1, 2022
                                                            File No. 001-32316

       Dear Mr. Wacha:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing